Exhibit 99.1

News from

COSTCO WHOLESALE CORPORATION ANNOUNCES

QUARTERLY CASH DIVIDEND

ISSAQUAH, Wash., July 9, 2007, - Costco Wholesale Corporation (Nasdaq: COST) today announced that its Board of Directors has declared a quarterly cash dividend on Costco Wholesale common stock. The dividend of $.145 per share is payable August 24, 2007, to shareholders of record at the close of business on July 27, 2007.

Costco currently operates 511 warehouses, including 377 in the United States and Puerto Rico, 71 in Canada, 19 in the United Kingdom, five in Korea, four in Taiwan, five in Japan and 30 in Mexico. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada. The Company plans to open an additional six to seven new warehouses prior to the end of its 52-week 2007 fiscal year on September 2, 2007.

CONTACTS:	Costco Wholesale Corporation
Richard Galanti, 425/313-8203
Bob Nelson, 425/313-8255
Jeff Elliott, 425/313-8264